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                                                                    EXHIBIT 10.4

                                    ASSOCIATION CONTRACT

ASSOCIATE                                :              HARKEN DE COLOMBIA, LTD.
SECTOR                                   :              BOLIVAR
EFFECTIVE DATE                           :
                                                        ------------------------

The contracting parties, namely: on the one hand, Empresa Colombiana de Petroleos, hereinafter called ECOPETROL, a State owned industrial and commercial company authorized by Law 165 of 1948, currently governed by its articles, the reform of which was approved by Decree 1209 of June 15, 1994, with principal domicile in Santa Fe de Bogota, represented by LUIS BERNARDO FLOREZ ENCISO, of legal age, identified by citizenship card No. 19.092.255, issued in Santa Fe de Bogota, domiciled in Santa Fe de Bogota, who states: 1. That in his capacity as President of ECOPETROL he acts on behalf of this Company, and 2. That he has been authorized to enter into this Contract by the Board of Directors of ECOPETROL, as recorded in Minutes No. 2131 of April 16, 1996, and, on the other hand, HARKEN DE COLOMBIA, LTD., a company organized under the laws of the Cayman Islands, hereinafter called THE ASSOCIATE, with a branch established in Colombia, and with principal domicile in Santa Fe de Bogota, by virtue of Public Deed No. 406 of February 19, 1993, authorized in the Eleventh Notarial Circuit of Santa Fe de Bogota, represented by GONZALO VELASCO, of legal age, identified by citizenship card No. 17.034.989, issued in Santa Fe de Bogota, domiciled in Santa Fe de Bogota, who declares that in his capacity as Legal Representative, he acts on behalf of the company HARKEN DE COLOMBIA, LTD. MIKEL D. FAULKNER, of legal age, a North American citizen, identified by passport no. HG930148, who declares that in his capacity as the President of the Board of Directors, he acts on behalf of the company HARKEN ENERGY CORPORATION, also enters into this contract in acknowledgment that it assumes and recognizes severally the obligations that its Branch in Colombia acquires by signing this contract. Upon the foregoing conditions, ECOPETROL and THE ASSOCIATE hereby declare that they have entered into the Contract contained in the following clauses:

                         CHAPTER I - GENERAL PROVISIONS

CLAUSE 1 - PURPOSE OF THIS CONTRACT

1.1. The purpose of this Contract is the exploration of the Contracted Area and the Exploitation of the Petroleum belonging to the Nation which may be found in said area, described in Clause 3.

1.2. Pursuant to article 1 of Decree No. 2310 of 1974 the exploration and exploitation of hydrocarbons belonging to the Nation is incumbent upon ECOPETROL, which may carry out said activities directly or through contracts with private parties. Based on the foregoing provision ECOPETROL has agreed with THE ASSOCIATE to explore the Contracted Area and to exploit the Petroleum which may be found therein upon the terms and conditions set forth in this document, Exhibit "A" and Exhibit "B" (Operation Agreement) which form an integral part hereof.

1.3. Without prejudice to the provisions of this contract, it is understood that THE ASSOCIATE will have over the Petroleum produced in the Contracted Area and in the part which
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corresponds to it, the same rights and obligations which those who exploit
Petroleum belonging to the Nation inside the Country have before Colombian law.

1.4. ECOPETROL and THE ASSOCIATE agree that they will carry out exploration and exploitation work in the lands of the Contracted Area, that they will distribute between themselves the costs and risks thereof in the proportion and upon the terms contemplated in this Contract and that the properties acquired and the Petroleum produced and stored will belong to each Party in the stipulated proportions.

CLAUSE 2 - APPLICATION OF THE CONTRACT

This contract applies to the Contracted Area, delimited in Clause 3, or to the part thereof, subject to its terms when Clause 8 has been applied.

CLAUSE 3 - CONTRACTED AREA

The Contracted Area is called "BOLIVAR", and consists of an area of one hundred and three thousand, three hundred and fourteen (103.314) hectares and eight thousand seven hundred and thirty eight (8,738) square meters and is located within the municipal jurisdictions of San Martin, Rio de Oro, Aguachica and Gamarra in the department of Cesar, the municipal jurisdiction of Morales in the department of Bolivar and the municipal jurisdiction of Puerto Wilches in the department of Santander.

This area is described below and, as shown in the map attached hereto as Exhibit "A", which forms part of this contract, as well as the corresponding calculation charts: the reference point used is the AUXILIARY POINT "VOLADOR-689" of the Instituto Geografico Agustin Codazzi, the plane Gauss coordinates of which, with origin in Bogota, are; N-1'412.969.89 meters, E-1'047,110,80 meters and the geographic coordinates of which are: Latitude 8 degrees 19' 59".018 North of the Equator and Longitude 73 degrees 39' 11".693 West of Greenwich. From this reference point it continues in a direction S 39 degrees 7' 45".742 W for a distance of 12,852.38 meters to the starting point "A", the Gauss coordinates of which are: N-1'403,000.00 meters, E-1'039,000.00 meters. From this point "A" the boundary line continues N 8 degrees 11' 16".895 W for a distance of 18.185.38 meters until arriving at point "B", the coordinates of which are N-1'421.000.00 meters, E-1'036,410,00 meters. From this reference point B, it continues in a direction N 1 degree 36' 13".906 E for a distance of 4,001.57 meters to point "C", the coordinates of which are:
N-1'425.000.00 meters, E-1'036,522.00 meters. From this point "C" it continues in an easterly direction for a distance of 15,478.00 meters until point "D", the coordinates of which are: N-1'425,000.00 meters, E-1'052,000.00 meters. From point "D" it follows in a direction S 21 degrees 03' 07".469 E for 26,787.98 meters to point "E", the coordinates of which are: N-1'400,000.00 meters, E-1'061,622.68 meters. From this point "E" it follows in a westerly direction for 7.500.00 meters to arrive at point "F", the coordinates of which are: N-1'400.000.00 meters, E-1'054,122.68 meters. From this point "F" it follows in a southerly direction for 2.667.90 meters to point "G", whose coordinates are: N-1'397.332.10 meters, E-1'054.122.68 meters. From point "G" it continues in a westerly direction for 10.000.00 meters to arrive at point "H" whose coordinates are : N-1'397.332.10 meters, E-1'044.122.68 meters. From point "H" it continues in a southerly direction for 5.000.00 meters to arrive at point "I", the coordinates of which are: N-1'392.332.10 meters, E-1'044.122.68 meters. From Point "I" it follows in an easterly direction for a distance of 10.000.00

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meters to arrive at point "J" the coordinates of which are: N-1'392.332.10 meters, E-1'054.122.68 meters. From point "J" it continues in a direction S 16 degrees 1' 54".451 E for a distance of 1.884.74 meters to arrive at point "K", the coordinates of which are: N-1'390.520.66 meters, E-1'054.643.19 meters. From point "K" it continues in a westerly direction for 3.273.60 meters to point "L", the coordinates of which are: N-1'390.520.66 meters, E-1'051.369.59 meters. From this point "L" it continues in direction S 11 degrees 31' 54".402 E for a distance of 6.655.00 meters, to arrive at point "M", the coordinates of which are: N-1'384.000.00 E-1'052.700.00 meters. From this point "M" it continues in a direction S 51 degrees 42' 35".412 W for a distance of 484.15 meters to arrive at point "N", the coordinates of which are: N-1'383.700.00 meters, E-1'052.320.00 meters. From Point "N" it follows in a southerly direction for a distance of 8.000.00 meters to arrive at point "O" the coordinates of which are: N-1'375.700.00 meters, E-1'052.320.00 meters. From point "O" it continues in a westerly direction for a distance of 23.120.00 meters to arrive at point "P" the coordinates of which are: N-1'375.700.00 meters, E-1'029.200.00 meters. From Point "P" it follows in an northerly direction for a distance of 27.200.00 meters to arrive at point "Q" the coordinates of which are: N-1'402.900.00 meters, E-1'029.200.00 meters. From point "Q" it continues in a direction S 89 degrees 24' 55".330 E for a distance of 9800.51 meters to arrive at point "A", the starting and ending point of the boundary. The extension of the area described is 103.521 Hectares, 2.428 square meters, from which the area of the Association Contract "Lebrija" with an area of 206 Hectares, 3.690 square meters, is excluded. Paragraph 1.- In the event that any person should claim to be the title-holder of the subsoil within the Contracted Area, ECOPETROL shall assume the attention of the case and the pertinent obligations. Paragraph 2.- Should any part of the Contracted Area extend to areas which are or have been reserved and declared as being included within the National Park system, pursuant to that agreed in Clause 30 (section 30.4) of this contract, THE ASSOCIATE must comply with the conditions imposed by the competent authorities, without it being considered that this Contract has been modified and without any claim against ECOPETROL.

CLAUSE 4 - DEFINITIONS

For the purposes of this contract, the expressions listed below shall have the following meaning:

4.1 Contracted Area: Is the land defined in Clause 3 above, subject to Clause 8.

4.2 Commercial Field: Is that portion of the Contracted Area which can produce Petroleum in a quantity and of a quality which are economically exploitable.

4.3 Executive Committee: Is the body formed within thirty (30) days following the acceptance of a Commercial Field, to supervise, control and approve all operations and actions performed during the term of the contract.

4.4. Direct Exploration Costs: Are those expenses incurred by THE ASSOCIATE for the acquisition of the seismic, the drilling of the Stratigraphic Wells and the Wildcat Wells, as well as for locations, completion, equipment and tests of said wells, flow lines and separators. The Direct Exploration Costs do not include administrative or technical support from the head office, or the Company's central offices.
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4.5        Joint Account: The records that will be kept through accounting books, in accordance with Colombian law, in order to credit or charge the Parties for their participation in the Joint Venture.

4.6 Budget Performance: Are the resources actually spent and/or committed in each one of the programs and projects approved for any given calendar year.

4.7 Effective Date: Shall be the calendar day on which the term of sixty (60) calendar days counted as from the signing date of this contract expires. All terms stipulated herein shall be counted as from that date, subject to the validity of the contract itself.

4.8 Cash Flow: Is constituted by the physical movement of cash (receipts and disbursements) which must be made by the Joint Account in order to attend to the various obligations contracted by the Association in the course of its normal operations.

4.9 Natural Gas: Mixture of hydrocarbons in a gaseous state, composed by the more volatile members of the paraffin series of hydrocarbons.

4.10       Direct Expenses: Are all those outlays charged to the Joint
Account for the expenses of personnel directly employed by the Association, purchase of materials and supplies, contracting of services with third parties and other general expenses demanded by the Joint Venture in the normal course of its activities.

4.11 Indirect Expenses: Are those outlays charged to the Joint Account for technical and/or administrative support eventually furnished, with its own organization, by the Operator to the Joint Venture.

4.12 Commercial Interest: For operations in pesos, shall be the current interest rate certified by the Superintendency of Banks for the corresponding period; for operations in dollars of the United States of America, shall be the prime rate fixed by CITIBANK in New York.

4.13 Interest in the Operation: Is the participation in the obligations and rights which each one of the Parties acquires in the exploration and exploitation of the Contracted Area.

4.14 Development Investments: Refer to the amount of money invested in goods and equipment capitalized as assets for the Joint Venture in a Commercial Field once its existence is accepted by the Parties.

4.15 Production Objectives: Are the formations, layers or sands with a possible accumulation of hydrocarbons.

4.16 Joint Venture: The activities and work executed or in the process of execution on behalf of the Parties and for their account.

4.17       Operator: The person appointed by the parties to carry out directly, for their account, the necessary operations to explore and exploit the Petroleum found in the Contracted Area.
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4.18       Parties: On the Effective Date, ECOPETROL and THE ASSOCIATE.
Subsequently, and at any time, ECOPETROL for one party and THE ASSOCIATE and/or its assignees, for the other.

4.19 Exploration Period: Is the term which THE ASSOCIATE has to fulfill the obligations stipulated in Clause 5 of this contract and which shall not exceed six (6) years counted as from the Effective Date, with the exception of the cases contemplated in Clauses 9 (subsections 9.3 and 9.8) and 34.

4.20 Exploitation Period: The time which elapses from the end of the Exploration Period to the end of this contract.

4.21 Petroleum: The natural mixture of hydrocarbons in a liquid or gaseous state under normal conditions, as well as those substances which accompany or derive from them, with the exception of helium and rare gases.

4.22 Wildcat Well: Is any well designated as such by THE ASSOCIATE to be drilled or deepened for its account in the Contracted Area in search of Petroleum. For the fulfillment of the obligations stipulated in Clause 5 of this contract, the pertinent Wildcat Well will be previously rated between ECOPETROL and THE ASSOCIATE.

4.23 Exploitation (or Development) Well: Is any well previously programmed by the Executive Committee for the production of Petroleum within the Commercial Area.

4.24 Budget: Is the basic planning instrument whereby resources are assigned for specific projects to be applied within a calendar year or a portion thereof in order to achieve the goals and objectives proposed by THE ASSOCIATE or the Operator.

4.25 Extensive Production Tests: Are the operations carried out at one or several productive Wildcat wells, in order to evaluate the production conditions and behavior of the field.

4.26 Reimbursement: Is the payment of 50% of the Direct Exploration Costs incurred by THE ASSOCIATE.

4.27 Exploration Work: Are those operations executed by THE ASSOCIATE in relation to the search and discovery of Petroleum within the area of the contract.

                            CHAPTER II - EXPLORATION

CLAUSE 5 - TERMS AND CONDITIONS

5.1.1. During the first year, counted as from the Effective Date of this contract, THE ASSOCIATE must carry out the evaluation and preparation of maps based on the existing information, Engineering Studies on the "Buturama" and "Totumal" fields in order to analyze the mechanisms of production and the improvement of recovery in the formations in the area, the reprocessing of at least 350 kilometers of seismic and the design of a seismic program corresponding
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to the second contractual year. During the second year, THE ASSOCIATE will carry out the acquisition of a seismic program of a minimum length of one hundred (100) kilometers and the reprocessing and integration of the seismic acquired for its interpretation. At the end of the second contractual year, THE ASSOCIATE will have the option to renounce the contract, always provided that it has complied with its obligations during the first and second years.

5.1.2.     During the third year THE ASSOCIATE will drill one (1) Wildcat
Well until it penetrates the formations which might be Petroleum bearing in the area. At the expiration of this third year the Contract will end, if its extension has not been requested and authorized pursuant to subsection 5.2 below or a Commercial Field has not been discovered.


PARAGRAPH During the first year counted from the effective date of this contract, THE ASSOCIATE will carry out the environmental studies required for the acquisition of the seismic study corresponding to the second contractual year and to proceed with the respective Environmental Licence. During the second year, THE ASSOCIATE will carry out the environmental studies required for the drilling of the well corresponding to the third contractual year and proceed with the respective Environmental Licence.

5.2. If THE ASSOCIATE has complied satisfactorily with the obligations set forth in Clause 5, ECOPETROL, at the request of THE ASSOCIATE, will extend yearly for up to three (3) additional years, the Exploration Period, and during each year of extension THE ASSOCIATE will be obligated to carry out Exploration Work in the Contracted Area, consisting of the drilling of one (1) Wildcat Well until it penetrates the formations which might be Petroleum bearing in the area.


5.3. If during any year of the Exploration Period THE ASSOCIATE decides to carry out work corresponding to its obligations for the following year, it may request ECOPETROL's approval to carry out said work. If the request is accepted by ECOPETROL, it shall determine the manner and amount in which the mentioned obligations will be transferred.

5.4. During the term of this Contract, THE ASSOCIATE may carry out Exploration Work in the areas which it retains pursuant to clause 8 and THE ASSOCIATE will be the only one responsible for the risks and costs of these activities and, therefore, shall have the full and exclusive control thereof without the maximum duration of the contract being modified for this reason.

CLAUSE 6- FURNISHING OF INFORMATION DURING THE EXPLORATION

6.1. ECOPETROL will furnish to THE ASSOCIATE, when it so requires, all the information in its possession within the Contracted Area. The costs related to the reproduction and furnishing of such information shall be for the account of THE ASSOCIATE.

6.2. During the Exploration Period THE ASSOCIATE will deliver to ECOPETROL, as it is obtained, all the geological and geophysical information, edited magnetic tapes, processed seismic sections and all the field information supporting it, magnetic and gravimetric profiles, all in reproducible originals, copies of the geophysical reports, reproducible originals of all records of the wells drilled by THE ASSOCIATE, including the final composited graph of each well and copies
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of the final drilling report including core sample analysis, the results of production tests and any other information related to the drilling, study or interpretation of any nature made by THE ASSOCIATE for the Contracted Area without limitation. ECOPETROL is entitled, at any time and through the procedures it deems appropriate, to witness all the operations and verify the information listed above.

6.3 The Parties agree that during the term of this Contract, all the information obtained in furtherance thereof, is of a confidential nature. Likewise, the Parties agree that in each case they may make exchanges with companies associated or not associated to ECOPETROL. It is understood that what is agreed herein will take place without prejudice to the obligation to supply to the Ministry of Mines and Energy all the information it may request in accordance with the prevailing legal and statutory provisions. Nevertheless, it is understood and agreed that THE ASSOCIATE may provide at its sole discretion the information required by its affiliates, consultants, contractors, financial institutions, and which may be required by competent authorities with jurisdiction over THE ASSOCIATE or its affiliates, or by the regulations of any stock exchange where the stock of THE ASSOCIATE or related corporations are listed.

CLAUSE 7 - BUDGET AND EXPLORATION PROGRAMS

THE ASSOCIATE will be under the obligation to prepare, observing the provisions of this Contract, the necessary programs and Budgets to effect the exploration in the Contracted Area. Said Budgets and programs shall be presented promptly TO ECOPETROL

CLAUSE 8 - RETURN OF AREAS

8.1 At the end of the initial exploration period or of the extensions which THE ASSOCIATE may have obtained, or at the latest at the expiration of the sixth (6th) year, if a Commercial Field has been discovered in the Contracted Area, said area shall be reduced to fifty percent (50%) of the original area: two (2) years later, the area shall be reduced to an extent equal to fifty percent (50%) of the initially Contracted Area and two (2) years later said area will be reduced to the area of the Commercial Field or Commercial Fields which are in production or development, plus a reserve zone five (5) kilometers wide around each field. The Commercial Fields plus the zone surrounding each field shall be called the exploitation area and this shall be the only part of the Contracted Area that will remain subject to the terms of this contract.

8.2 THE ASSOCIATE shall determine the areas that it will return to ECOPETROL in lots with a minimum area of five thousand (5,000) hectares each, unless THE ASSOCIATES demonstrates that this is not possible. Despite the obligation to return the areas referred to in Clause 8 (subsection 8.1), THE ASSOCIATE is not obligated to return areas which are under development or in production, including the reserve zones, five (5) kilometers wide, surrounding said areas, except in the event that, for reasons attributable to THE ASSOCIATE, the development or production operations are suspended for more than a year, continuously, without just cause, in which case said areas shall be returned to ECOPETROL and the Contract shall terminate for said areas or part of an area. What is contemplated herein applies equally to exploitation under the sole risk mode.
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                           CHAPTER III - EXPLOITATION

CLAUSE 9 - TERMS AND CONDITIONS

9.1 In order to commence the Joint Venture under the terms of this contract, it is considered that the exploitation work will begin on the date on which the Parties acknowledge the existence of a Commercial Field or when the provisions of Clause 9 (subsection 9.5) are complied with. The existence of a Commercial Field will be determined through the drilling, by THE ASSOCIATE, within the proposed Commercial Field, of a sufficient number of wells to allow a reasonable determination of the area and Commercial potential of the field. In this case, THE ASSOCIATE shall inform ECOPETROL in writing of the finding of a Commercial Field, supplying the studies on which it has based this conclusion. ECOPETROL, within the term of ninety (90) calendar days as from the date on which THE ASSOCIATE delivers all the supporting information, shall accept or object the existence of the Commercial Field. ECOPETROL may request the additional information it deems necessary within thirty (30) days following the date of presentation of the first supporting information.

9.2.1. If ECOPETROL accepts the existence of the Commercial Field, it shall notify THE ASSOCIATE accordingly within the term on ninety (90) calendar days referred to in Clause 9 (subsection 9.1.) and shall begin to participate, upon the terms of this contract, in the development of the Commercial Field, discovered by THE ASSOCIATE.

9.2.2. ECOPETROL shall reimburse THE ASSOCIATE for fifty percent (50%) of the Direct Exploration Cost of:

9.2.2.1 The drilling by THE ASSOCIATE of Wildcat Wells which have turned out to be commercially productive.

9.2.2.2 The seismic acquisition and drilling of a stratigraphic well carried out prior to the date on which ECOPETROL makes an announcement in respect of the existence of each Commercial Field.

9.2.2.3 The drilling of Wildcat Wells A-1, according to the Lahee classification, which are dry, drilled by the ASSOCIATE prior to the date on which ECOPETROL has made an announcement with regard to the existence of a Commercial Field.

9.2.2.4 The drilling of Wildcat Wells which are dry and have been drilled by the ASSOCIATE prior to the discovery well of each Commercial Field.

9.2.3 The amount of these costs shall be determined in dollars of the United States of America, using as a reference date that on which THE ASSOCIATE has made such payments: therefore the costs incurred in pesos will be paid at the representative market exchange rate certified by the Bank of the Republic on the above date.

9.2.4. The reimbursement of the Direct Exploration Costs in accordance with that stipulated in Clause 9 (subsection 9.2.2.) will be made by ECOPETROL to THE ASSOCIATE, from the moment in which the field is put into production by the Operator, with the amount in dollars equivalent to fifty per cent (50%) in the direct participation in the total production of the respective field, after deducting the percentage corresponding to royalties.

9.3.       If ECOPETROL does not accept the existence of the Commercial
Field referred to in clause 9 (subsection 9.1.) it may indicate to THE ASSOCIATE the additional work it considers necessary in order to demonstrate the existence of a Commercial Field, which work may not cost in excess of TWO MILLION DOLLARS (US$2.000.000.00), nor may it require for its execution a term of more than one (1) year, in which case, the Exploration Period for the Contracted Area shall be automatically extended for a length of time equal to that agreed upon between the Parties as necessary in order to perform the additional work requested by ECOPETROL in this clause, but without prejudice to the provisions regarding the reduction of areas in Clause 8 (subsection 8.1.).

9.4. If ECOPETROL, after the additional work requested by it pursuant to clause 9 (subsection 9.3) has been executed, accepts the existence of the Commercial Field referred to in clause 9 (subsection 9.1.), it shall begin to participate in the development operations of the aforementioned field upon the terms established in this contract and shall reimburse THE ASSOCIATE in the manner established in clause 9 (subsection 9.2.3. and 9.2.4), for fifty percent (50%) of the cost of the additional work requested, as mentioned in Clause 9 (subsection 9.3) and the work executed shall become the property of the Joint Account.

9.5. If ECOPETROL does not accept the existence of a Commercial Field after the additional work referred to in clause 9 (subsection 9.3) has been performed, THE ASSOCIATE shall be entitled to execute the work it deems necessary for the exploitation of said field and to reimburse itself for two hundred percent (200%) of the total cost of the work executed for its account and risk, in the respective field and up to fifty percent of the Direct Exploration Costs which THE ASSOCIATE has carried out prior to the discovery pursuant to clause 9 (subsection 9.2.2) For the purposes of this clause the reimbursement will be made on the value of the Petroleum produced, less the royalties referred to in Clause 13, deducting the costs of production, gathering, transportation and sale. If THE ASSOCIATE is using the sole risk method, it is understood that the term for exploitation commences counted from the date on which ECOPETROL communicates to THE ASSOCIATE that it does not accept the commerciality. For the purposes of calculating the dollar value of the disbursements made in pesos, the exchange rate for the date on which ECOPETROL made such payments shall be used. For the purposes of this clause, the value of each barrel of Petroleum produced in said field during a calendar month shall be the average price per barrel received by THE ASSOCIATE from the sale of its participation in the Petroleum produced in the Contracted Area during he same month. When THE ASSOCIATE has been reimbursed in the percentage established in this clause, all the wells drilled, the facilities and goods of all types acquired by THE ASSOCIATES for the exploitation of the field and paid as indicated in this clause, shall become the property of the Joint Account at no cost, upon the acceptance by ECOPETROL of participating in the development of that field.

9.6. ECOPETROL may begin at any time to participate in the operation of the field discovered and developed by THE ASSOCIATE without prejudice to the right of THE ASSOCIATE to reimburse itself for the investments it has made for its own account in the manner and percentage stipulated in Clause 9 (subsection 9.5). Once THE ASSOCIATE has recovered such amounts,

ECOPETROL shall begin to participate in the economic results of the wells developed exclusively for the account of THE ASSOCIATE.

9.7. In order to delimit a Commercial Field, all the geological and geophysical information and the information pertaining to the wells drilled within said field or related to it shall be considered.

9.8. If at the end of the Exploration Period of six (6) years referred to in Clause 5 (subsection 5.2.) THE ASSOCIATE has drilled one or several Wildcat Wells which indicate the possible existence of a Commercial Field, ECOPETROL, at the request of THE ASSOCIATE, shall extend the Exploration Period for the necessary time, which shall not exceed one (1) year, to give THE ASSOCIATE the opportunity to demonstrate the existence of said Commercial Field, without prejudice to the provisions of Clause 8.

9.9 If after acceptance of the commercial viability of one or more fields, THE ASSOCIATE continues to comply with the exploratory obligations agreed under Clause 5, it may simultaneously carry out the exploitation of the said fields before the termination of the Exploration Period as defined in Clause 4, subsection 4.19. However only as from the date of expiry of the latter, will the Period of Exploitation be counted.

CLAUSE 10 - TECHNICAL CONTROL OF THE OPERATIONS

10.1. The parties agree that THE ASSOCIATE is the Operator and, as such, with the limitations contemplated in this contract, will have the control of all the operations and activities it considers necessary for a technical, efficient and economical exploitation of the Petroleum found within the area of the Commercial Field.

10.2. The Operator is under the obligation to carry out all the development and production operations in accordance with the known industrial regulations and practices, using the best technical methods and systems required for the economic and efficient exploitation of the Petroleum and applying the legal and statutory provisions on the matter.

10.3. For all purposes of this Contract, the Operator shall be considered a distinct entity from the Parties, and likewise for the application of the civil, labor and administrative legislation and for its relations with the personnel in its service, in accordance with Clause 32.

10.4. The Operator shall be entitled to resign from said position, by written notice to the Parties given six (6) months in advance of the date on which it wishes its resignation to take effect. The Executive Committee shall designate the new Operator in accordance with Clause 19 (subsection 19.3.2).

CLAUSE 11 - EXPLOITATION PROGRAMS AND BUDGETS

11.1. Within three (3) months following the acceptance of a Commercial Field in the Contracted Area, the Operator shall submit to the Parties and activity program and a Budget for the remainder of the pertinent calendar. In the event that there are less than six and a half (6-1/2) left before the end of that year the Operator shall prepare and submit a Budget and programs for the following calendar year, within a term of three (3) months.

The future Budgets and programs shall be submitted to the Parties at the ordinary meeting of the Executive Committee scheduled for the month of July of the immediately preceding year. Within twenty (20) days following the receipt of the Budgets and programs, the Parties shall inform the Operator in writing of the changes they wish to propose. When this occurs, the Operator shall take into account the observations and modifications proposed by the Parties in the preparation of the Budget and of the programs which shall be submitted for the final approval of the Executive Committee, at the ordinary meeting held in November of each year, except in the event that there are less than six and a half (6-1/2) months left before the end of the year in which the existence of the Commercial Field is recognized. In the event that the total Budget has not been approved before the month of November, those aspects of the Budget as to which an agreement has been reached shall be approved by the Executive Committee, and those aspects which are not approved shall be submitted immediately to the Parties for further study and a final decision as provided in Clause 20.

11.2. The Parties may propose additions or revisions to the Budget and to the approved programs, but, except in case of emergency, these must not be made with a frequency of less than three (3) months. The Executive Committee shall decide on the additions and revisions proposed at a meeting, which shall be called within thirty (30) days following the submission thereof.

11.3.      The purpose of the programs and Budgets is mainly:

11.3.1. To determine the operations which are to be carried out during the following calendar year; and

11.3.2. To determine the expenditures and investments which the Operator is empowered to make.

11.4. The terms program and Budget mean the indicated work plan and the estimated expenditures and investments to be made by the Operator in the different aspects of the operation, such as:

11.4.1. Capital investments in production: drilling for the development of fields, workover or rehabilitation of wells and specific constructions for production.

11.4.2. General construction and equipment: industrial and campsite facilities, transportation and construction equipment, drilling and production equipment. Other constructions and equipment.

11.4.3. Maintenance and operation expenses: production expenses, geological expenses and administration expenses for the operation.

11.4.4.    Working capital requirements.

11.4.5.    Contingency funds.

11.5. The Operator shall make all the expenditures and investments and shall complete the development and production operations in accordance with the programs and Budgets referred to in Clause 11 (subsection 11.1), without exceeding ten percent (10%) of the total Budget for each year, except with the authorization of the Parties in special cases.

11.6. The Operator shall not, on its own decision, commence any project, nor shall it charge to the Joint Account expenses not approved in the Budget, which exceed the sum of forty thousand dollars of the United States of America (US$40.000) or its equivalent in Colombian currency, by project or by quarter.

11.7. The Operator is authorized to make expenditures imputable to the Joint Account without the prior authorization of the Executive Committee, in the case of emergency measures intended to safeguard the personnel or property of the Parties, emergency expenditures originating from fire, floods, storms and other disasters; emergency expenditures necessary for the operation and the maintenance of the production facilities, including the maintenance of the wells in a condition to produce with the maximum efficiency; emergency expenditures indispensable for the protection and preservation of materials and equipment necessary in the operations. In these cases the Operator must call a special meeting of the Executive Committee as soon as possible, in order to obtain its approval to continue with the emergency measures.

CLAUSE 12 - PRODUCTION

12.1. With the frequency which may be necessary, the Operator shall determine, with the approval of the Executive Committee, the Maximum Degree of Productive Efficiency (MER) for each Commercial Field. This Maximum Degree of Productive Efficiency (MER) shall be the maximum rate of production of Petroleum which may be extracted from a field in order to obtain the maximum final recovery of the reserves. The estimated production shall be reduced in the manner necessary to compensate the actual or anticipated conditions of the operation, such as wells under repair which are not producing, capacity limitations in the collector lines, in the pumps, in the separators, in the tanks, in the pipelines and in other facilities.

12.2. Periodically, at least once a year, the Operator shall determine, with the approval of the Executive Committee, the area considered capable of producing Petroleum in a commercial quantity in each field and shall propose a spacing and schedule for the drilling of Development Wells under conditions of economy and efficiency.

12.3 The Operator shall prepare and deliver to each of the Parties, at regular three-month intervals, a program indicating the participation in the production and another showing the distribution of the production of each Party for the next six (6) months. The production forecast shall be made based on the Maximum Degree of Productive Efficiency (MER) as stipulated in Clause 12 (subsection 12.1) and adjusted to the rights of each Party, in accordance with this contract. The production distribution program shall be determined bases on the periodic petitions of each Party, and in accordance with Clause 14 (subsection 14.2) with the corrections which might be necessary to ensure that neither one of the Parties, being capable of withdrawing, will receive less than the amount to which it is entitled as provided in Clause 14 without prejudice to the provisions in Clauses 21 (subsection 21.2) and 22 (subsection 22.5).

12.4. If either one of the Parties anticipates a reduction in its capacity to receive Petroleum with respect to the forecast furnished to the Operator, it must inform the latter thereof as soon as possible, and if such a reduction is due to an emergency situation, it shall notify the Operator within twelve (12) hours following the occurrence of the event which causes the reduction. Therefore, said party shall furnish a new receipt program to the Operator, taking into account the pertinent reduction.

12.5 The Operator may use the crude oil and the gas consumed in carrying out the production operations in the Contracted Area and these consumptions are exempt from the royalties referred to in Clause 13 (subsections 13.1 and 13.2).

CLAUSE 13 - ROYALTIES

13.1. During the exploitation of the Contract Area, prior to the distribution of the production corresponding to the Parties, the Operator shall deliver to ECOPETROL by way of a royalty twenty percent (20%) of the verified production of liquid hydrocarbons of said area. ECOPETROL, for its account and risk, shall take in kind from the tanks belonging to the Joint Account the production percentage corresponding to the royalty.

13.2. By way of a royalty, the Operator shall deliver to ECOPETROL twenty percent (20%) of the gas production.

13.3. Of the production percentage corresponding to the royalty, ECOPETROL, in the manner and upon the terms established by the law, shall pay the Nation, Departments and Municipalities, the royalties corresponding to the total production of the Commercial Field, and THE ASSOCIATE shall in no case be responsible for any payment to these entities and persons for said account.

CLAUSE 14 - DISTRIBUTION AND AVAILABILITY OF THE PETROLEUM

14.1. The Petroleum produced, with the exception of that which has been used for the benefit of the operations under this contract and that which is inevitably lost in these operations, shall be transported to the common tanks of the Parties or to other measurement facilities agreed by the Parties. The Petroleum shall be measured in accordance with the standards and methods accepted by the oil industry and, bases on this measurement, the percentages referred to in Clause 13 shall be determined. From that moment on, the remaining Petroleum shall become the property of each party in the proportions specified in this Contract.

14.2       Distribution of Production

14.2.1 After deducting the percentages corresponding to the royalty, the remaining petroleum and gas produced from the Contracted Area shall belong to the Parties in the proportion of fifty (50%) percent for ECOPETROL and fifty (50%) percent for THE ASSOCIATE until the accumulated production in the Contracted Area reaches the quantity of 60 million barrels of oil.

14.2.2 When the accumulated production is in excess of 60 million barrels of oil, the remaining petroleum and gas produced from the Contracted Area (with the prior deduction of the percentage corresponding to the royalty) belongs to the Parties in the proportion resulting from the application of the factor R as appears in the following chart:

FACTOR R Distribution of Production after deduction of Royalties

                            ASSOCIATE                    ECOPETROL
0.0 to 1.0                  50                           50
1.0 to 2.0                  50/R                         100-50/R
2.0 or more                 25                           75


14.2.3 For purposes of the above mentioned chart factor R is defined in the following terms:


              R=           IA
                  -------------------

                     ID + A-B + GO
Where:

IA (Accumulated Income of THE ASSOCIATE): The valorization of the accumulated income corresponding to the volume of hydrocarbons produced by THE ASSOCIATE at the price of reference agreed by the parties, excluding the hydrocarbons re-injected into the Fields of the Contracted Area, and those consumed in the operation and the burnt off gas.

The average price of reference of the hydrocarbons will be determined by the mutual agreement of the Parties.

The Accumulated Income will be determined by taking as a base the Monthly Income, which will itself be determined by multiplying the average monthly price of reference by the monthly production pursuant to Form 9 of the MME.

ID (Accumulated Development Investments): Fifty per cent (50%) of the accumulated development investments approved by the Executive Committee of the Association.

A: The Direct Exploration Costs incurred by THE ASSOCIATE pursuant to Clause 9 (subsections 9.2.2, 9.2.3, and 9.2.4) of this Contract.

B: The accumulated repayment of the Direct Exploration Costs, referred to above, pursuant to Clause 9 (subsections 9.2.2, 9.2.3 and 9.2.4) of this Contract.

GO: The accumulated expenses of the operation, approved by the Executive Committee of the Association, in the proportion corresponding to THE ASSOCIATE, together with the accumulated transport costs of THE ASSOCIATE. Transport costs are the investment and operation expenses of the transportation of hydrocarbons, produced in the commercial fields situated in the Contracted Area, from these commercial fields to the port of export or the place where the price to be used in the calculation of income is to be agreed.

IA: These transport costs will be determined by the Parties by mutual agreement once the exploitation stage of the fields which have been accepted as commercially viable by ECOPETROL begins.

Extraordinary or similar Contributions which are directly applicable to the exploitation of hydrocarbons in the Contracted Area are included in the Operation Expenses.

All the amounts included in the determination of factor R are to be in dollars.

To achieve this, expenses in pesos must be converted into dollars at the representative market exchange rate, as certified by the Bank of the Republic, on the date on which the corresponding payments have been made.

14.2.4     Calculation of Factor R:     The distribution of the production
based on Factor R will be applied from the first day of the third calendar month following the one in which the accumulated production in the Contracted Area reaches sixty million barrels of Petroleum. The calculation of Factor R will be based on the accounting close corresponding to the calendar month of the financial year in which the accumulated production in the Contracted Area reaches sixty million barrels of Petroleum. The resulting production distribution will apply until 30 June of the following year. From this moment, the distribution of production to which Factor R will apply, will be made for periods of one year (from 1 July to 30 June)), the payment of this, to be based on the accumulated values at 31 December of the year immediately preceding, in accordance with the corresponding accounting close.

14.2.5. In the event that a field produces both crude oil and gas, in order to apply the foregoing distribution chart the total accumulated production which shall be taken into account shall be that of the principal hydrocarbon in accordance with the authorization granted by the Ministry of Mines and Energy for the exploitation of said field. In order to determine the total accumulated production, the measurement for the equivalent gas is the amount of 7,000 standard cubic feet of gas per barrel of Petroleum.

14.3. In addition to the tanks and other jointly-owned facilities, each Party shall have the right to build its own production facilities in the Contracted Area for its own and exclusive use, complying with the legal regulations. The transportation and delivery of Petroleum by each Party to the pipeline and to other reservoirs which are not jointly owned shall be made for the exclusive account and risk of the Party which receives the Petroleum.

14.4. In the event that production is obtained at places not connected by pipelines, charging the Joint Account, the Parties may agree to install pipelines to the point where the Petroleum can be sold, or to a place which connects with the pipeline. If the Parties agree to build such pipelines, they shall enter into the contracts they consider appropriate for such purpose and shall designate the Operator in accordance with the prevailing legal provisions.

14.5. Each Party shall be the owner of the Petroleum produced and stored as a result of the Operation and placed at its disposal, as stipulated in this contract, and at its cost must receive it in kind or sell or dispose of it separately, as provided in Clause 14 (subsection 14.3).

14.6. If either one of the Parties, for any reason whatsoever, cannot separately dispose of, or withdraw from the tanks of the Joint Account all or part of the Petroleum corresponding to it pursuant to this contract, the following procedure shall apply:

14.6.1. If ECOPETROL is the party which cannot withdraw, in whole or in part, its share of Petroleum (participation plus royalty), in accordance with Clause 12 (subsection 12.3), the Operator may continue to produce the field and to deliver to THE ASSOCIATE, in addition to the portion representing THE ASSOCIATE's share in the operation bases on one hundred percent (100%) of the MER, all that Petroleum which THE ASSOCIATE chooses and is able to withdraw up to a limit of one hundred percent (100%) of the MER, crediting to ECOPETROL, for subsequent delivery, the volume of Petroleum which ECOPETROL was entitled to but did not withdraw. But as regards the volume of Petroleum not withdrawn which corresponds to ECOPETROL that month as royalties, THE ASSOCIATE, at the request of ECOPETROL, shall pay the latter in dollars of the United States of America, the difference between the quantity of Petroleum withdrawn and the quantity of Petroleum corresponding to it by way of the royalty referred to in Clause 13 (subsections 13.1 and 13.2), it being understood that any withdrawal of Petroleum made by ECOPETROL shall be applied, in the first place, to the payment in kind of the royalty, and that once this has been paid, the additional withdrawals of Petroleum made shall be applied to the participation corresponding to it according to Clause 14 (subsection 14.2).

14.6.2. In the event THE ASSOCIATE is the Party which cannot withdraw, in whole or in part, its portion assigned under Clause 12 (subsection 12.3), the Operator shall deliver to ECOPETROL, based on one hundred percent (100%) of the MER, not only the participation and share corresponding to it, but also the Petroleum which ECOPETROL is able to withdraw up to a limit to THE ASSOCIATE for its subsequent delivery, the portion corresponding to its share which it has not been able to withdraw.

14.7. When both parties are able to receive the Petroleum assigned under clause 12 (subsection 12.3), the Operator shall deliver to the Party which before was unable to receive its share of the production and, at its request, in addition to its participation in the operation, a minimum of ten percent (10%) per month of the monthly production corresponding to the other Party and, by mutual agreement, up to one hundred percent (100%) of the unreceived share, up to the time when the total quantities credited to the Party which was unable to receive its Petroleum, have been canceled.

14.8. Without prejudice to the legal provisions which govern the matter, each Party shall be free, at any time, to sell or export its share of Petroleum obtained, under this contract, or to dispose of it in any way.

CLAUSE 15 - UTILIZATION OF GAS

In the event that one or several fields of Petroleum in liquid state with associated gas, the Operator within two (2) years following the commencement of commercial production in the field, shall present a project for the utilization of the Natural Gas for the benefit of the Joint Account. The Executive Committee shall approve the project and determine the schedule for its execution. If the Operator does not present a project within a term of two (2) years of fails to execute the project which has been approved within the period established by the Executive Committee, ECOPETROL may take, free of charge, for itself all the available gas from the fields under exploitation, insofar as it is not required for the efficient exploitation of the field.

CLAUSE 16 - UNIFICATION

When an economically exploitable field extends in a continuous manner to a structure located in the Contracted Area or another or other areas, the Operator in agreement with ECOPETROL and with the other interested parties, shall implement, with the prior approval of the Ministry of Mines and Energy, a unit exploitation plan, which must agree with the Petroleum exploitation engineering techniques.

CLAUSE 17 - SUPPLY OF INFORMATION AND INSPECTION DURING EXPLOITATION

17.1 The Operator shall deliver to the Parties, as they are obtained, reproducible originals (sepias), and copies of the electrical, radioactive and sonic records of the wells drilled, histories, core analyses, production tests and all routine reports made or received in relation to the operations and activities carried on in the Contracted Area.

17.2 Each one of the Parties, at its expense and for its account and risk, shall be entitled, through authorized representatives, to inspect the wells and facilities of the Contracted Area and the activities related therewith. Said representatives shall be entitled to examine cores, samples, maps, records of the wells drilled, surveys, books and any other source of information related to the development of this contract.

17.3 In order for ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all the reports required by the National Government.

17.4 The information and data related to exploitation work must be kept confidential in the same terms of Clause 6 (subsection 6.3) hereof.

                        CHAPTER IV - EXECUTIVE COMMITTEE

CLAUSE 18 - CONSTITUTION

18.1 Within thirty (30) calendar days following the acceptance of a Commercial Field, each Party shall appoint a representative and its corresponding first and second alternates, to make up the Executive Committee and inform the other Party in writing of the names and addresses of its representative and alternates. The Parties may change representative or alternates at any time, but must inform the other party in writing. The vote or decision of the representative of each one of the Parties shall bind said Party. If the principal representative of one of the Parties cannot attend a meeting of the Committee, he shall designate in writing the alternate who is to attend, who shall have the same authority as the principal.

18.2 The Executive Committee shall hold ordinary meetings during the months of March, July and November, in which the exploitation program carried out by the Operator and the immediate plans shall be reviewed. Annually, at the ordinary meeting held in July, the Operator shall present to the Executive Committee the annual operating program and the expenditure and investment Budget for the following calendar year, which shall be examined and approved at the ordinary meeting of the month of November.

18.3 The Parties and the Operator may request the calling of special meetings of Executive Committee to analyze specific conditions of the operation. The Chairman of the Committee shall notify, ten (10) calendar days in advance, the date of the meeting and the matters that are going to be considered. Any matter which has not been included in the agenda of the meeting may be taken up during it, with the prior acceptance of the representatives of the Parties in the Committee.

18.4 The representative of each of the Parties shall have in all matters discussed by the Executive Committee, a vote equivalent to the percentage of its total Interests in the Joint Venture. In order to be valid, any resolution or determination made by the Executive Committee must have the affirmative vote of more than fifty percent (50%) of the total Interest. In accordance with the enunciated procedure, the decisions adopted by the Executive Committee shall be mandatory and definitive for the Parties and for the Operator.

CLAUSE 19 - FUNCTIONS

19.1 The representatives of the Parties shall constitute the Executive Committee, invested with full authority and responsibility to establish and adopt exploitation, development, operating programs and Budgets related to this contract. A representative of the Operator shall attend the meetings of the Executive Committee.

19.2       The Executive Committee shall appoint its Secretary. The
Secretary shall keep complete and detailed records and minutes of each meeting, as well as notes on all the discussions and determinations made by the Committee. The copies of these minutes, in order to be valid, must be approved and signed by the representatives of the Parties within five (5) business days following the adjournment of the meeting and delivered to them as soon as possible.

19.3 The functions of the Executive Committee are, among others, the following:

19.3.1     To adopt its own regulations.

19.3.2     To designate the Operator in case of resignation or removal.

19.3.3     To designate the External Auditor of the Joint Account. -

19.3.4 To approve or disapprove the annual operating program and the expense Budget and any amendment or revision and to authorize extraordinary expenses.

19.3.5     To determine the expense rules and policies.

19.3.6 To approve or disapprove any recommendation regarding expenses made by the Operator (which have not been included in the approved Budget) when said expenses exceed the amount of forty thousand dollars of the United States of America (US$40,000) or its equivalent in Colombian currency.

19.3.7 To advise the Operator and decide on matters submitted for its consideration.

19.3.8 To create the subcommittees deemed necessary and establish the functions which they are to carry out, under its direction and charging the Joint Account.

19.3.9 To define the type and periodicity of the drilling, operation and production reports and any other information which the Operator must furnish to the Parties charging the Joint Account.

19.3.10    To supervise the operation of the Joint Account.

19.3.11 To authorize the Operator to enter into contracts on behalf of the Joint Venture in amounts exceeding forty thousand dollars of the United States of America (US$40,000) or its equivalent in Colombian legal tender, and

19.3.12 In general, to perform all functions authorized in this contract and which do not correspond to another entity or person pursuant to an express clause or a legal or statutory provision.

CLAUSE 20 - DECISION IN CASE OF DISAGREEMENT IN THE OPERATION

20.1 Any project related to the Joint Venture which requires for its execution the approval of the Executive Committee, as established in this contract and regarding which the representatives of the Parties in said committee are in disagreement, shall be submitted directly to the highest executive of each of the Parties residing in Colombia, in order to make a joint decision. If within sixty (60) calendar days following the submittal of the consultation the Parties have reached an agreement or decision regarding the matter in question, they shall communicate this to the Secretary of the Executive Committee, who shall call a meeting of that body within fifteen (15) calendar days following the receipt of the communication and the members of said Committee shall be obligated to ratify the agreement or decision at said meeting.

20.2 If within sixty (60) calendar days following the date of submittal of the consultation the Parties do not reach an agreement regarding the difference, the operations may be carried out in accordance with Clause 21.

CLAUSE 21 - OPERATIONS UNDER THE RISK OF ONE OF THE PARTIES

21.1 If at any time one of the Parties wishes to drill a Wildcat Well not approved in the operation program, it shall notify the other Party in writing, no less than thirty (30) calendar days in advance of the next meeting of the Executive Committee, of its desire to drill said well, including information such as location, recommendation to drill, depth and estimated costs. The Operator shall include said proposal among the items to be taken up at the next meeting of the Executive Committee. If this proposal is approved by the Executive Committee, said well shall be drilled charging the Joint Account. If said proposal is not accepted by the Executive Committee, the party who wishes to drill the mentioned well, hereinafter called the participating Party, shall have the right to drill, complete, produce or abandon said well at its exclusive expense and risk. The Party who does not wish to participate in the foregoing operation shall be called the non-participating Party. The participating Party shall commence the drilling of said well within one hundred eighty (180) days following its rejection by the Executive Committee. If the drilling is not commenced within this period, it must again be submitted to the consideration of the Executive Committee. At the request of the participating Party, the Operator shall drill the aforementioned well for the account and risk of the Participating party, provided that in the judgment of the Operator this operation does not interfere with the normal development of the field operations, upon the advance to the Operator, by the participating Party, of the sums which the Operator deems necessary in order to carry out the drilling. In the event said well cannot be drilled by the Operator without interfering with the normal development of the operations, the participating Party shall be entitled to drill said well directly or through a competent service company and, in this case, the participating Party shall be responsible for said operation, without interfering with the development of the normal field operations.

21.2 If the well referred to in Clause 21 (subsection 21.1) is completed as productive, it shall be administrated by the Operator and the production of said well, after deducting the royalty referred to in Clause 13, shall be the property of the participating Party, which shall cover all the expenses of the operation of said well until the net value of the production, after deducting the costs of production, gathering, storage, transportation and the like and sales, is equal to two hundred percent (200%) of the cost of drilling and completion of said well, which from that moment on and for the purposes of this contract shall be the property of the Joint Account, as if it had been drilled with the approval of the Executive Committee for the account of the Parties. For the purposes of this clause, the value of each barrel of Petroleum produced at said well during a calendar month, before deducting the aforementioned costs, shall be the average price per barrel received by the participating Party from the sales of its participation in the Petroleum produced in the Contracted Area during that same month.

21.3 If at any time one of the Parties wishes to work over, deepen or plug a well which is not in commercial production or which is a dry well that has been drilled by the Joint Account, and if these operations have not been included in a program approved by the Executive Committee, said Party shall advise the other Party of its intention to work over, deepen or plug the mentioned well. If there is no equipment at the location, the procedure indicated in Clause 21 (subsections 21.1 and 21.2) shall be applied. If there is adequate equipment at the well site to conduct the proposed operations, the Party receiving notice of the operations which the other Party wishes to carry out, shall have a term of forty-eight (48) hours counted as from the receipt of the notice to approve or disapprove the operation, and if during this term no answer is received it shall be understood that the operation will be carried out for the account and risk of the Joint Account. If the proposed work is carried out for the exclusive account and risk of one participating Party, the well shall be administrated subject to Clause 21 (subsection 21.2).

21.4 If at any time one of the Parties wishes to construct new facilities for the extraction of liquids from the gas and for the transport and exportation of Petroleum, which shall be known as additional facilities, said Party shall notify the other in writing providing the following information:

21.4.1 General description, design, specifications and estimated costs of the additional facilities.

21.4.2     Projected capacity.

21.4.3 Approximate starting date of the construction and duration thereof. Within ninety (90) days counted as from the date of the notice, the other Party, through a written notice, shall be entitled to decide whether it participates in the projected additional facilities. In the event said Party chooses not to participate in the additional facilities, or does not reply to the proposal of the participating Party, hereinafter called the constructor Party, the latter may proceed with the additional facilities and order the Operator to construct, operate and maintain said facilities at the exclusive expense and risk of the constructor Party, without prejudice to the normal development of the Joint Operations. The constructor Party may negotiate with the other Party the use of said facilities for the Joint Venture. During the time that the facilities are operated for the account and risk of the constructor Party, the Operator shall charge it for all the operating and maintenance costs of the additional facilities in accordance with the generally accepted accounting standards.

                           CHAPTER V - JOINT ACCOUNT

CLAUSE 22 - HANDLING

22.1 Without prejudice to the provisions of other Clauses of this contract, the expenses incurred for Exploration Work shall be for the account and risk of THE ASSOCIATE.

22.2       From the time the Parties accept the existence of a Commercial
Field and subject to the provisions of Clause 5 (subsection 5.2) and Clause 13 (subsections 13.1 and 13.2), the ownership of the rights or Interest in the Operation of the Contracted Area shall be divided as follows: ECOPETROL fifty percent (50%) and THE ASSOCIATE fifty percent (50%). From that moment on, all expenses, payments, investments, costs and obligations made and incurred for the development of the operations, pursuant to this contract, and the investments made by THE ASSOCIATE before and after the recognition of a Commercial Field, in the drilling and termination of the wells which have proven to be productive within the field, shall be charged to the Joint Account. Except as provided in Clauses 14 (subsection 14.3) and 21, all properties acquired or used thereafter for the performance of the activities of the operation of the Commercial Field shall be paid for and shall belong to the Parties, in the same proportion described in this clause.

22.3 In the first five (5) days of each month the Parties shall supply to the Operator, at the bank designated by it, the share corresponding to them in the Budget in accordance with the needs and in the currency in which the expenses are to be made, that is, in Colombian pesos or in dollars of the United States of America, as requested by the Operator in accordance with the programs and Budgets approved by the Executive Committee. When THE ASSOCIATE does not have the Colombian pesos necessary to cover the share of its contribution in this currency, ECOPETROL shall be entitled to supply said pesos and to receive the credit for the contributions which it must make in dollars, converted at the market representative exchange rate certified by the Superintendency of Banks, on the day when ECOPETROL is to make the pertinent contribution, when said transaction is permitted by the legal provisions.

22.4 The Operator shall present to the parties on a monthly basis, and within thirty (30) calendar days following the end of each month, a monthly statement in which it will show the amounts advanced, the expenditures made, the outstanding obligations and a report on all the charges and credits made to the Joint Account, which report shall be prepared in accordance with Exhibit "B". If the payments referred to in Clause 22 (subsection 22.3) are not made within the stipulated term and the Operator chooses to cover them, the breaching Party shall pay the Commercial Interest, in the same currency in which the payment has been incurred, during the period of delay.

22.5 If one of the Parties should fail to contribute promptly to the Joint Account the sums which correspond to it, as from that date said party shall be considered a breaching Party and the other Party, as a non-breaching Party. If the non-breaching Party had made the contribution corresponding to the breaching Party, in addition to its own, said Party shall have the right, after sixty (60) days of delay, to receive from the Operator the total participation of the breaching Party, in the Contracted Area (excluding the percentage corresponding to the royalty), up to a quantity of production which permits the non-breaching Party a net earning for the sales made equal to the amount not paid by the breaching Party, plus an annual interest equal to the Commercial Interest as from the sixtieth (60th) day following the date on which the delay begins. "Net earning" is understood to be the difference between the selling price of the crude taken by the non-breaching Party, less the cost of transportation, storage, loading and other reasonable expenditures made by the non-breaching Party in the sale of the products taken. The right of the non-breaching Party may be exercised at any time after thirty (30) days of having notified the breaching Party in writing of its intention to take part or all of the production corresponding to the breaching Party.

22.6.1 All Direct Expenses of the Joint Operation shall be charged to the Parties in the same proportion in which the production, after payment of royalties, is distributed.

22.6.2 The Indirect Expenses shall be charged to the Parties in the same proportion established for the Direct Expenses in subsection 22.6.1 of this clause. The amount of these expenses shall be the result of taking the total annual value of the investments and expenditures (excluding technical and administrative support) and applying to it the equation a + m (X-b). In this equation "X" is the total value of the annual investments and expenditures, and "a", "m" and "b" are constants the values of which are indicated in the following table in relation to the amount of the annual investments and expenditures:

                      AMOUNT OF INVESTMENTS
                        AND EXPENDITURES                                  VALUES OF THE CONSTANTS
                ---------------------------------              ----------------------------------------------
                            "X" (US$)                          "a"  (US$)      m (frac)           "b"  (US$)
                ---------------------------------              ----------      --------           -----------
 1.                      0             25,000,000                      0         0.10                       0
 2.             25,000,001             50,000,000              2,500,000         0.08              25,000,000
 3.             50,000,001            100,000,000              4,500,000         0.07              50,000,000
 4.            100,000,001            200,000,000              8,000,000         0.06             100,000,000
 5.            200,000,001            300,000,000             14,000,000         0.04             200,000,000
 6.            300,000,001            400,000,000             18,000,000         0.02             300,000,000
 7.            400,000,001            and above               20,000,000         0.01             400,000,000

The equation shall be applied only once for each year in each case with the value of the constants corresponding to the total value of the annual investments and expenditures.

22.7 The monthly statements of account referred to in Clause 22 (subsection 22.4) may be revised or objected to by either one of the Parties as from the time when they are received by them and up to two (2) years after the end of the calendar year to which they correspond, clearly specifying the items corrected or objected to and the pertinent reason. Any account which has not been corrected or objected to within this period, shall be considered final and correct.

22.8 The Operator shall keep accounting records, vouchers and reports for the Joint Account in Colombian pesos in accordance with Colombian laws and any charge or credit to the Joint Account shall be made in accordance with the accounting procedure established in Exhibit "B", which forms part of this contract. In case of discrepancy between said accounting procedure and the provisions of this contract, the terms of the latter shall prevail.

22.9 The Operator may effect sales of materials or equipment during the first twenty (20) years of the Exploitation Period for the benefit of the Joint Account, when the amount of the sale does not exceed five thousand dollars of the United States of America (US$5,000) or its equivalent in Colombian pesos. This type of operations, per calendar year, may not exceed the amount of fifty thousand dollars of the United States of America (US$50,000) or its equivalent in Colombian currency. The sales which exceed these amounts or those of real-estate properties must be approved by the Executive Committee. The sale of said materials or equipment shall be made at a reasonable commercial price in accordance with the conditions for the use of the asset.

22.10 All machinery, equipment or other assets or personal property acquired by the Operator for the performance of this contract charged to the Joint Account, shall belong equally to the Parties. However, in the event that one of the Parties has decided to terminate its interest in the contract before the expiration of the first seventeen (17) years of the Exploitation Period, except as provided under Clause 25, said Party agrees to sell to the other, part or all of its Interest in said items at a reasonable commercial price or at their book value, whichever is lower. In the event that the other Party does not wish to purchase them within ninety (90) days following the formal offer of sale, the Party wishing to withdraw shall be entitled to assign to a third party the Interest corresponding to it in said machinery, equipment and items. If THE ASSOCIATE decides to withdraw after seventeen (17) years of the Exploitation Period have elapsed, its rights in the Joint Venture shall pass at no cost to ECOPETROL, on its prior acceptance.

                     CHAPTER VI - DURATION OF THE CONTRACT

CLAUSE 23 - MAXIMUM DURATION

This contract shall have a maximum duration, as from its Effective Date, of twenty-eight (28) years, distributed as follows: up to six (6) years as an Exploration Period pursuant to Clause 5 without prejudice to the provisions of Clause 9 (subsection 9.3 and 9.8), and twenty-two (22) years as an Exploitation Period, counted as from the date of termination of the Exploration Period. It is understood that in the events contemplated in this contract, in which the Exploration Period is extended, the total term shall not be considered as extended in any case for more than twenty-eight (28) years.

If, once the commercial viability of one or more fields has been declared, THE ASSOCIATE continues to comply with all exploratory obligations referred to under Clause 5, it may simultaneously carry out the exploitation of such fields before the expiration of the Exploration Period defined in Clause 4 (subsection 4.19). Should this be the case, the Exploitation period of 22 years will only be counted as from the expiration of the Exploration Period.

CLAUSE 24 - TERMINATION

This contract shall terminate in any of the following cases:

24.1       Upon the expiration of the Exploration Period without THE
ASSOCIATE having discovered a Commercial Field, except as provided in Clauses 9 (subsections 9.5 and 9.8) and 34.

24.2 When the duration of the contract, as stipulated in Clause 23, has elapsed.

24.3 At any time by decision of THE ASSOCIATE, upon compliance with its obligations referred to in Clause 5 and the others contracted pursuant to this contract.

24.4          For the special causes referred to in Clause 25.

CLAUSE 25 - CAUSES FOR UNILATERAL TERMINATION

25.1 Unilaterally, ECOPETROL may declare this contract terminated, at any time before the expiration of the period stipulated in Clause 23, in the following cases:

25.1.1     Dissolution of THE ASSOCIATE and its assignees.

25.1.2 If THE ASSOCIATE or its assignees assign this contract, in whole or in part, without complying with the provisions of Clause 27.

25.1.3 Due to financial incapacity of THE ASSOCIATE and its assignees, which is presumed when there is a judicial declaration of bankruptcy or a meeting of its creditors is called.

25.1.4 Due to the failure to observe the obligations acquired by THE ASSOCIATE under this contract.

At the expiration of each of the periods contemplated for the performance of the exploratory obligations, THE ASSOCIATE shall submit a written report evidencing the fulfillment of the obligations for the respective period. In the event that it has been unable to fulfill these, the Operator shall have a period of sixty (60) days to complete them diligently according to good oilfield practices. If this term were insufficient, the Parties may by mutual agreement establish an additional term for said performance. If at the end of this period all the agreed work has still not been carried out, a default shall be declared and ECOPETROL may proceed in accordance with the provisions of clause 25.3.

25.2 In the event of a unilateral declaration of termination, the rights of THE ASSOCIATE enunciated in this contract, both in its capacity as interested Party and in its capacity as Operator, if at the time of the unilateral declaration of termination THE ASSOCIATE is both, shall terminate.

25.3 ECOPETROL may not unilaterally declare this contract terminated, unless sixty (60) days have elapsed after its written notice to THE ASSOCIATE or its assignees, clearly specifying the causes invoked for said declaration and only if the other Party has not presented satisfactory explanations to ECOPETROL or if THE ASSOCIATE has not remedied the fault in the performance of the contract, without prejudice to the right of THE ASSOCIATE to file the legal remedies it deems appropriate.

CLAUSE 26 - OBLIGATIONS IN CASE OF TERMINATION

26.1 Upon termination of the contract in accordance with Clause 24, either in the Exploration or Exploitation Period, THE ASSOCIATE shall leave in production those wells which at the time are productive and shall deliver the constructions, pipelines, transfer lines and other real properties of the Joint Account (located in the Contracted Area), all of which shall become free of charge the property of ECOPETROL, together with the easements and properties acquired for the benefit of the contract, even if the former or the latter are found outside the Contracted Area.

26.2 If this contract is terminated for any reason after the first seventeen years of the Exploitation Period, all the Interest of THE ASSOCIATE in the machinery, equipment and other assets or personal property used or acquired by THE ASSOCIATE or by the Operator for the performance of this contract, shall pass, free of charge, to ECOPETROL.

26.3 If this contract is terminated before the seventeen (17) years of the Exploitation Period elapse, the provisions of Clause 22 (subsection 22.10) shall apply.

26.4 In the event that this contract terminates upon a unilateral declaration of termination, issued at any time, all real and personal properties acquired for the exclusive benefit of the Joint Account shall pass free of charge to ECOPETROL.

26.5 At the termination of this contract for any reason and at any time, the Parties shall be obligated to perform satisfactorily their legal obligations to each other and to third parties as well as those acquired under this contract.

                     CHAPTER VII - MISCELLANEOUS PROVISIONS

CLAUSE 27 - ASSIGNMENT RIGHTS.

27.1 THE ASSOCIATE shall be entitled to assign or transfer, in whole or in part, its interest, rights and obligations under the association contract to another person, company or group, with the prior approval of the Ministry of Mines and Energy, and of the President of Empresa Colombiana de Petroleos, ECOPETROL.

Therefore, any project which involves a total or partial assignment or transfer of the interests, rights and obligations under the contract, must be informed to the Ministry of Mines and Energy and the President of Empresa Colombiana de Petroleos, ECOPETROL, by means of a certified document of THE ASSOCIATE, indicating the essential items of the negotiation, such as possible assignee, amount, interests, rights and obligations to be assigned, scope of the operation, etc. Within thirty (30) business days, the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos, ECOPETROL, shall exercise their discretionary power to analyze the qualifications of the potential assignees, after which they shall adopt their determination, without being obligated to give reasons for it. In any event, the determination of the Minister of Mines and Energy shall prevail.

27.2 If more than thirty (30) business days counted from the date of receipt of the application by the Ministry of Mines and Energy elapse without THE ASSOCIATE having received a reply, it shall be understood for all purposes that the application has been approved.

27.3 The assignments made during the Exploration Period between companies legally established in Colombia, will not be subject to the procedure described above and will be formalized through the written authorization of Empresa Colombiana de Petroleos, ECOPETROL, and the execution of the pertinent document.

27.4 Any changes or modifications in the contractual relations of THE ASSOCIATE with Empresa Colombiana de Petroleos, ECOPETROL, as a result of total or partial direct negotiations in respect of interests, quotas or shares in THE ASSOCIATE, shall also be subject to the approval procedure by the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos, ECOPETROL.

27.5 Nevertheless, said changes or modifications will not require the authorization of the Minister of Mines and Energy and Empresa Colombiana de Petroleos in the following cases:

27.5.1 When the transactions are carried out at a stock exchange or open securities market.

27.5.2 In the case of assignments or transfers resulting from events beyond the control of THE ASSOCIATE or the companies which control or direct it, such as government decisions, legal judgments, partition and adjudication of assets and auctions.

27.5.3 When the negotiations are carried out among the companies which control or direct THE ASSOCIATE, or their affiliates or subsidiaries, or among companies which form a single economic group, in which cases it shall suffice to inform the Minister of Mines and Energy and Empresa Colombiana de Petroleos, ECOPETROL, promptly of the assignment or transfer.

27.6 Except in the cases listed above, the carrying out of any of the assignments, transfers, negotiations, transactions or operations referred to in this clause, without the prior approval of the Minister of Mines and Energy and the President of Empresa Colombiana de Petroleos,

ECOPETROL, when necessary, shall result in the application of the provisions of Clause 25 of the association contract.

27.7 The operations carried out pursuant to this clause and which under Colombian tax legislation are subject to tax, shall pay the pertinent taxes.

CLAUSE 28 - DISAGREEMENTS

Whenever there is a discrepancy or contradiction in the interpretation of the clauses of this contract in relation to those contained in Exhibit "B" entitled "Operating Agreement", the stipulations of the former shall prevail.

28.2 Any disagreements which arise between the Parties regarding matters of law related to the interpretation and performance of the contract and which cannot be settled amicably, are subject to the cognizance and decision of the jurisdictional branch of the Colombian government.

28.3 Any difference in fact or of a technical nature which may arise between the Parties in relation to the interpretation or application of this contract and which cannot be settled amicably, shall be submitted to the final decision of experts appointed as follows: one by each Party and, the third one, by mutual agreement between the principal experts appointed. If these cannot agree on the designation of the third expert, the latter shall be appointed at the request of either one of the Parties, by the Board of Directors of the Colombian Society of Engineers "SCI", which has its headquarters in Santa Fe de Bogota.

28.4 Any difference of an accounting nature which may arise between the Parties in relation to the interpretation and performance of the contract and which cannot be settled amicably, shall be submitted to the decision of experts, who must be licensed public accountants appointed as follows: one for each Party and, a third one, by the two principal experts and, in the absence of an agreement between them and at the request of either one of the Parties, said third party shall be appointed by the Central Board of Accountants of Bogota.

28.5 Both Parties declare that the decision of the experts shall have the full effect of a settlement between them and, therefore, said decision shall be final.

28.6 In the event of a disagreement between the Parties regarding the technical, accounting or legal nature of the controversy, this shall be considered legal and Clause 28 (subsection 28.2), shall be applied.

CLAUSE 29 - LEGAL REPRESENTATION

Without prejudice to the rights which THE ASSOCIATE may have as a result of legal provisions or of the clauses of this contract, ECOPETROL shall represent the Parties before the Colombian authorities as regards the exploitation of the Contracted Area whenever it must do so, and shall supply the officials and government entities with all the data and reports which may be legally required. The Operator shall be obliged to prepare and supply to ECOPETROL the pertinent reports. The expenses incurred by ECOPETROL in attending to any matter referred to in this clause, shall be charged to the Joint Account and when such expenses exceed two thousand five hundred dollars of the United States of America (US$2,500) or its equivalent in Colombian currency, the prior approval of the Operator shall be necessary. The Parties declare, as regards any relationship with third parties, that neither the provisions of this clause nor those of any other clause of the contract, imply the granting of a general power-of-attorney or that the Parties have constituted a civil or commercial partnership or any other relationship under which either one of the Parties can be considered jointly and severally responsible for the acts and failures to act of the other Party or as having the authority or mandate to bind the other Party as regards any obligation. This contract relates to the operations within the territory of the Republic of Colombia and although ECOPETROL is an industrial and commercial enterprise belonging to the Colombian government, the Parties are in agreement that THE ASSOCIATE, if such were the case, may elect to be excluded from the application of all the provisions of subchapter K entitled PARTNERS AND PARTNERSHIPS of the Internal Revenue Code of the United States of America. THE ASSOCIATE shall make such election in its name in the appropriate manner.

CLAUSE 30 - RESPONSIBILITIES

30.1 The Operator shall conduct the operations which are the subject matter of this contract in an efficient and adequate manner and in accordance with the practices of the oil industry internationally recognized for this type of operations, it being understood that it shall at no time be responsible for errors of judgment, or for losses or damages which are not the result of the Operator's gross negligence.

30.2 The responsibilities contracted by ECOPETROL and THE ASSOCIATE in relation to this contract with respect to third parties shall not be joint and several and, therefore, each Party shall be separately responsible for its participation in the expenses, investments and obligations resulting therefrom.

30.3 From the value of the expenses incurred and the contracts entered into by the Operator in amounts exceeding forty thousand dollars of the United States of America (US$40,000) or its equivalent in Colombian pesos without having been promptly authorized by the Executive Committee, except in the cases contemplated by Clause 11 (subsection 11.7), the only one responsible before third parties shall be the Operator, which shall therefore assume the corresponding value in full. When the pertinent expense is accepted by the Executive Committee, the cost of the work, study or purchase will be recognized to the Operator, in accordance with guidelines that will be defined by the Executive Committee. In the event that the expense or asset is not accepted by the Executive Committee, the Operator, if possible, may withdraw the asset in question, reimbursing the partners for any cost incurred by the operation in relation to its withdrawal. When it is not possible for the Operator to withdraw said assets, or he declines to do so, the benefit or equity increase resulting from these expenses or contracts shall pertain to the Parties in proportion to their Interest in the Operation.

30.4 Ecologic Control. THE ASSOCIATE, in conducting all the activities of the contract, must comply with the provisions of the National Code of Renewable Natural Resources and Environmental Protection and the other legal provisions on the matter. To such end, THE ASSOCIATE agrees to execute a permanent plan of a preventive nature to guarantee the preservation and restoration of the natural resources within the zones in which the exploration, exploitation and transportation work which is the object of this contract is carried out.

Said plans and programs shall be communicated by THE ASSOCIATE to the communities and entities of a national and regional order related to this matter.

Likewise, specific contingency plans must be established to attend to the emergencies which might arise and the pertinent remedial actions must be carried out. To such end, THE ASSOCIATE must coordinate said plans and actions with the competent entities.

The respective programs and Budgets must be prepared by THE ASSOCIATE in accordance with the pertinent clauses of this contract.

All the costs incurred shall be assumed by THE ASSOCIATE during the Exploration Period and by both Parties, charging the Joint Account, during the Exploitation Period.

CLAUSE 31 - TAXES, LEVIES AND OTHERS

The levies and contributions which accrue after the establishment of the Joint Venture and before the Parties receive their participation in the proceeds, which are attributable to the exploitation of the Petroleum, shall be charged to the Joint Account. Income, capital and supplementary taxes shall be for the exclusive account of each one of the Parties to the extent corresponding to each one.

CLAUSE 32 - PERSONNEL

32.1 After consulting with ECOPETROL, THE ASSOCIATE shall appoint the Manager of the Operator.

32.2 In accordance with the terms of this contract and subject to the regulations established, the Operator shall have autonomy to designate the personnel required for the operations referred to in this contract, being entitled to fix its remuneration, functions, categories, number and conditions. The Operator shall adequately and diligently train the Colombian personnel required to replace the foreign personnel which the Operator considers necessary to carry out the operations of this Contract.

In any event, the Operator shall comply with the legal provisions which establish the proportion of national and foreign employees and workers.

32.3 Technology Transfer - THE ASSOCIATE agrees to conduct for its account a guided training program for ECOPETROL professionals in areas related to the development of the contract.

To comply with this obligation during the Exploration Period, the guided training may be, among other, in the fields of geology, geophysics and related areas, appraisal of reserves and description of fields, drilling and production. The guided training shall be conducted throughout the initial exploration period and its extensions, through the integration of professionals designated by

ECOPETROL into the work group which THE ASSOCIATE shall organize for the Contracted Area or for other related activities of THE ASSOCIATE.

In order to be able to renounce as mentioned in Clause 5 of this contract, THE ASSOCIATE must have previously complied with the training programs contemplated herein.

In the Exploitation Period, the scope, duration, place, participants, training conditions and other aspects, shall be established by the Executive Committee of the Association.

All costs of the guided training, with the exception of the labor costs accruing in favor of the professionals who receive said training, shall be assumed by THE ASSOCIATE in the Exploration Period and by both parties, charging the Joint Account, during the Exploitation Period.

PARAGRAPH: In order to comply with the obligations regarding the Transfer of Technology as provided herein, during the first three years of the Exploration Period and for each year, THE ASSOCIATE agrees to carry out guided training programs for ECOPETROL'S professionals, which cost is not to exceed US$50.000 per year. The subject matter of said programs as well as the type of program is to be agreed by ECOPETROL and THE ASSOCIATE. Should the Exploration Period be extended, the guided training program will consist of similar programs to the ones performed during the first three years.

32.4 Pursuant to this Contract, during the Exploitation Period the Operator shall be entitled to execute any work through contractors, subject to the power of the Executive Committee to approve those contracts in amounts exceeding forty thousand dollars of the United States of America (US$40,000) or its equivalent in Colombian currency.

CLAUSE 33 - INSURANCE

The Operator shall take all the insurance required under Colombian law. Likewise, it shall require each contractor which performs work related to this contract, to obtain and maintain in force the insurance which the Operator considers necessary. Likewise, the Operator shall take the other insurance which the Executive Committee deems appropriate.

CLAUSE 34 - FORCE MAJEURE OR ACTS OF GOD

The obligations contemplated in this contract shall be suspended during the time that either one of the Parties is unable to perform them in whole or in part, due to unforeseen events which constitute force majeure or acts of God, such as strikes, lockouts, wars, earthquakes, floods or other catastrophes, laws or government regulations or decrees which prevent the obtaining of the indispensable materials and, in general, any non-financial reason which actually prevents the work, even if not listed above, but which affects the Parties and is beyond their control. If one of the Parties is unable, due to force majeure or acts of God, to perform the obligations under this contract, it shall notify the other Party immediately, for its consideration, specifying the reasons for the impediment. Under no circumstances may force majeure events or acts of God extend or prolong the total exploration and exploitation period beyond the twenty-eight calendar years counted as from the Effective Date as stipulated in Clause 23, but any force majeure impediment during the six (6) year exploration period indicated in Clause 5, the duration of which is more than thirty (30) consecutive days, shall extend this six (6) year period for the same duration of the impediment.

CLAUSE 35 - APPLICATION OF COLOMBIAN LAWS

For all purposes of this contract, the Parties fix as domicile the city of Santa Fe de Bogota, Republic of Colombia. This contract is governed in all its parts by Colombian law and THE ASSOCIATE submits to the jurisdiction of the Colombian courts and waives any attempt at a diplomatic claim as regards its rights and obligations arising from this contract, except in the case of denial of justice. It is understood that there will be no denial of justice when THE ASSOCIATE, in its capacity as Party or Operator, has had access to all the recourses and means of action which, under Colombian law, may be used before the jurisdictional branch of the government.

CLAUSE 36 - NOTICES

The notices or communications between the Parties in relation to this contract will require for their effectiveness the mention of the pertinent clauses and shall be sent to the Parties at the following addresses: To ECOPETROL: Carrera 13 No. 36-24, Santa Fe de Bogota, Colombia. To THE ASSOCIATE: Carrera 6 No. 115-65, Oficina 307, Santa Fe de Bogota, Colombia. Any change of address shall be notified in advance to the other Party.

CLAUSE 37 - VALUE INCREASE OF THE PETROLEUM

The payments or reimbursements referred to in Clauses 9 (subsections 9.2 and 9.4) and 22 (subsection 22.5), shall be made in dollars of the United States of America, or in Petroleum on the basis of the prevailing price and the limitations established in Colombian legislation for the sale of the portion payable in dollars, of Petroleum or Natural Gas coming from the Contracted Area and intended for refining in the national territory.

CLAUSE 38 - PRICES FOR THE PETROLEUM

38.1 The Petroleum which corresponds to THE ASSOCIATE pursuant to this contract, intended for refining or internal supply, shall be paid for delivered to the refinery where it is to be processed or to the receiving station agreed upon by the Parties, as follows:

38.1.1 The gas shall be paid for in accordance with Resolution number 61 of 1983, issued by the Commission of Petroleum and Natural Gas Prices and Decree number 196 of January 17, 1986, issued by the President of the Republic, or the government regulations which substitute it.

38.1.2 The crude oil shall be paid for in accordance with Resolution number 013 of December 14, 1992, issued by the National Energy Commission or the government regulations which may substitute them.

38.2 The differences which arise from the application of this clause shall be settled by the systems established in this contract.

CLAUSE 39 - DELEGATION AND ADMINISTRATION

The PRESIDENT OF THE EMPRESA COLOMBIANA DE PETROLEOS - ECOPETROL- delegates to the Vice President of Associated Operations the administration of this Contract, pursuant to the laws and regulatory provisions of ECOPETROL, with capacity to exercise all the measures required for the performance of this contract.

CLAUSE 40. EFFECTIVENESS

This contract requires for its effectiveness the approval of the Ministry of Mines and Energy.


In witness whereof, this contract is signed in Santa Fe de Bogota, before witnesses, by the Legal Representative of HARKEN DE COLOMBIA, LTD. on the __________ (__) day of _________, nineteen hundred and ninety-six (1996) and by the Representative of ECOPETROL on the __________ (__) day of _________, nineteen hundred and ninety-six (1996).

                            HARKEN DE COLOMBIA, LTD.

                                GONZALO VELASCO
                              Legal Representative

                           HARKEN ENERGY CORPORATION


                               MIKEL D. FAULKNER
                      President of the Board of Directors

                         In Houston, Date: ____________


                        EMPRESA COLOMBIANA DE PETROLEOS
                                   ECOPETROL


                          LUIS BERNARDO FLOREZ ENCISO
                                   President

                                   Witnesses